UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
       Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

       Date of Report (date of earliest event reported): February 3, 2006

                             TRIARC COMPANIES, Inc.
             (Exact name of registrant as specified in its charter)

  Delaware                             1-2207                    38-0471180
(State or other jurisdiction    (Commission File Number)        (IRS Employer
 of incorporation)                                           Identification No.)


                         280 Park Avenue
                            New York, NY                         10017
              (Address of principal executive offices)        (Zip Code)


             Registrant's telephone number, including area code: (212) 451-3000

                                 Not Applicable
          (Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     |_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     |_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     |_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     |_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.        Unregistered Sales of Equity Securities

     On February 10, 2006, Triarc Companies, Inc. (the "Company") completed its previously reported repurchases of an aggregate of $165,776,000 of the $175,000,000 principal amount of 5% Convertible Notes due 2023 (the "Notes") that were issued by the Company in May 2003. In connection with such repurchases, the Company also paid accrued and unpaid interest through the applicable date of repurchase and related premiums. In exchange for such Notes, the accrued and unpaid interest and related premiums, the Company issued an aggregate of 4,144,400 shares of Class A Common Stock, par value $0.10 per share ("Class A Common Stock"), and 8,561,093 shares of Class B Common Stock, Series 1, par value $0.10 per share ("Class B Common Stock"), and made aggregate cash payments to the selling noteholders of $6,095,984 (the "Exchanges"). Upon the satisfaction of the conditions set forth in the related indenture, the Notes that were repurchased would have been convertible into 4,144,400 shares of Class A Common Stock and 8,288,800 shares of Class B Common Stock (assuming the current conversion rate). The shares of Class A Common Stock and Class B Common Stock were issued in reliance upon the exemption from registration provided under Section 3(a)(9) of the Securities Act of 1933, as amended. The Company expects to record a pre-tax charge of approximately $12.5 million, including a non-cash write-off of approximately $3.85 million of unamortized deferred financing costs, with respect to the Exchanges.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated: February 13, 2006

                                                     TRIARC COMPANIES, INC.



                                                    By: /S/STUART I. ROSEN
                                                       ---------------------
                                                       Stuart I. Rosen
                                                       Senior Vice President
                                                       and Secretary